Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of December 1, 2014,

between

FMR Co., Inc.

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Covington Trust	Fidelity High Yield Factor ETF	Equity	03/07/2018
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Agreed and Accepted

  as of November 1, 2018

FMR Co., Inc.	Fidelity Management & Research (Japan) Limited
By: /s/Chris Rimmer	By: /s/Chris Rimmer
Name: Chris Rimmer	Name: Chris Rimmer
Title: Treasurer	Title: Treasurer